Exhibit 21.1

ARLO Technologies Australia Pty Ltd

Arlo Technologies Canada Limited

Arlo France SAS

Arlo Germany GmbH

Arlo Hong Kong Limited

Arlo Asia Limited

Arlo Technologies International Ltd

Arlo Technologies B.V.

ARLO SWEDEN AB

Arlo Taiwan Co. Ltd

Arlo Technologies UK Limited

Arlo Technologies, Inc.

Arlo Italy Srl

Avaak, Inc.

Placemeter Inc.

Placemeter France SAS